UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2008

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-147414	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01, Item 2.01 and Item 9.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

On October 3, and 6, 2008, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”) to enter into three purchase contracts for the potential purchase of three hotels.

The table below describes the hotels:

Hotel Location	Franchise	Seller	Number of Rooms		Purchase Price
Pueblo, Colorado	Hampton Inn & Suites	Brothers Hospitality Development, LLC	81		$8,025,000
Hillsboro, Oregon	Embassy Suites	ES/HIS Hillsboro, LLC	165	(a)	32,500,000
Hillsboro, Oregon	Hampton Inn & Suites	ES/HIS Hillsboro, LLC	106	(a)	14,500,000

TOTAL			352		$55,025,000

Notes:

(a)	These hotels are currently under construction. The number of rooms listed refers to the expected number of rooms upon completion.

The sellers do not have any material relationship with us or our subsidiaries, other than through the purchase contracts. The aggregate initial deposits for the hotels listed above totaled $300,000. Under the purchase contracts for the hotels in Hillsboro, Oregon, the initial deposits are refundable to our purchasing subsidiary if it elects to terminate the purchase contracts during the “review” period. The review period ends 45 days following the date the final plans and specifications have been delivered by the seller to us. If the purchase contracts for the hotels in Hillsboro, Oregon are not terminated during the review period, additional deposits in the aggregate amount of $400,000 are due after the expiration of the review period.

The initial deposits under the purchase contracts have or will be funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposits and payment of the purchase price under each of the purchase contracts would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to each hotel. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to a hotel as a result of its review that will cause us to terminate a purchase contract. If our purchasing subsidiary terminates a purchase contract after the review period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits under that contract to the seller. If a closing occurs under a purchase contract, the deposits will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include, but are not limited to, the following: the seller having performed and complied in all material respects with the covenants under the purchase contract; the completion of the construction of the two hotels in Hillsboro, Oregon; all third party consents having been obtained; the existing management and franchise agreements shall have been terminated by the seller and new management and franchise agreements shall have been executed by one of our subsidiaries. If any of the closing conditions under the purchase contracts are not satisfied by the seller, our purchasing subsidiary may terminate a purchase contract and receive a refund of the deposits.

Accordingly, as of the date of this report and until the closing of the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire any or all of the hotels.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 6, 2008, through one of our indirect wholly-owned subsidiaries, we closed on the purchase of a hotel located in Twinsburg, Ohio. The hotel acquired by our purchasing subsidiary is a Hilton Garden Inn® containing 142 guest rooms. The purchase price for the hotel was $17.8 million. The seller has no material relationship with us or our subsidiaries, other than through the purchase contract and other related contracts.

The purchase price was funded by our ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share).

As a result of the closing described above, two closings have occurred under a series of purchase contracts executed on August 1, 2008 for the potential purchase of five hotels. Additional information regarding the purchase contracts is set forth in our Form 8-K dated August 1, 2008 and filed with the Securities and Exchange Commission on August 6, 2008, which is incorporated herein by reference. There can be no assurance at this time that any further closings will occur under the purchase contracts.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

Item 9.01.	Financial Statements and Exhibits.

a. Financial statements of businesses acquired.

Financial statements for the hotel described in Item 2.01 of this report will be filed as necessary by amendment within the required time period.

b. Pro forma financial information.

Pro forma financial information for the hotel described in Item 2.01of this report will be filed as necessary by amendment within the required time period.

c. Shell company transaction.

Not Applicable

d. Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

October 8, 2008

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